Exhibit 10.45

ASSET PURCHASE AGREEMENT

between

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

and

TRUVISTA COMMUNICATIONS OF GEORGIA, LLC

Dated as of October 14, 2011

I

(CONTINUED)

II

(CONTINUED)

III

(CONTINUED)

IV

(CONTINUED)

PAGE
Exhibits
A	Indemnity Escrow Agreement
B	Northland Trademark Usage Guidelines
C	Bill of Sale
D	Assignment and Assumption Agreement
E	Guaranty
F	Form of Warranty Deed
G	Form of Legal Opinions
H	Form of Transition Services Agreement

V

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 11, 2011, (the “Effective Date”) between Northland Cable Properties Seven Limited Partnership, a Washington limited partnership (“Seller”), and TruVista Communications of Georgia, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates cable systems providing video, high-speed internet and telephony services serving the communities set forth in Schedule 1 hereto (collectively, the “System”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein (the “Transaction”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means the rights of Seller to receive payment for services rendered by Seller to customers or any advertiser for which Seller has rendered advertising services through or on behalf of the Business (including those billed to subscribers of the System and those for services and advertising time provided by Seller) which are unpaid as of 12:01 a.m. on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Services Agreements” means that certain Trademark License Agreement dated September 28, 2001 between Seller and Northland Telecommunications Corporation, that certain Sales Representation Agreement dated September 29, 2001 between Seller and Cable Ad-Concepts, Inc. and that certain Software License and Support Agreement dated September 28, 2001 between Seller and Northland Cable Services Corporation.

“Basic Subscriber” means a subscriber to the basic cable television service that (i) is a private residential cable television customer account of the System (regardless of whether such account is in a single family home or in an individually billed unit in an apartment complex or other multi-unit building), plus each active dwelling unit in a multi-unit dwelling that pays a bulk rate to the System for cable programming services (in which case the number of Basic Subscribers shall be obtained by dividing the aggregate monthly revenue derived by the System from bulk basic subscribers for basic service or expanded basic service for the last full month prior to the date of calculation, by the System’s monthly standard rate per subscriber for that level of basic service or expanded basic service, as applicable, in the System in effect for that month), (ii) has paid at least one full monthly payment for such services in accordance with the Systems’ regular monthly billing cycle and (iii) has not been obtained as a subscriber by offers, promotions or discounts given outside the Ordinary Course of Business; provided that the definition of Basic Subscriber shall not include any (A) account that is more than 60 days delinquent at the time of Closing for any amount in excess of $5.00 and (B) account that is pending disconnection for any reason. In no event will any credit, rebate or similar form of price concession given in the Ordinary Course of Business be taken into account when determining whether or not an account qualifies as a Basic Subscriber.

“Business” means the ownership and/or operation of the System and all revenue generating businesses conducted by Seller through the System on the Effective Date.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing Date” means the earlier of (i) April 30, 2012, or (ii) the soonest practical date after all of the conditions set forth in Article IX have been satisfied or waived; provided, however, in no event shall the Closing Date be after April 30, 2012.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunication Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the Rules and Regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“Confidentiality Agreement” means the agreements of the parties contained in Section 7.5 of this Agreement.

“Contract” means any agreement, indenture, note, bond, mortgage, loan, instrument, lease, license (other than a Permit, a Franchise, a Programming Agreement, a Real Property Lease), obligation, promise or undertaking that is legally binding on Seller that relates to the operation of the System, other than the Excluded Contracts.

“Digital Subscriber” means a subscriber to the digital cable television service that (i) is a private residential cable television customer account of the System (regardless of whether such account is in a single-family home or in an individually billed unit in an apartment complex or other multi-unit building), plus each active dwelling unit in a multi-unit dwelling that pays a bulk rate to the System for cable programming services (in which case the number of Digital Subscribers shall be obtained by dividing the aggregate monthly revenue derived by the System from bulk digital subscribers for basic service or expanded basic service for the last full month prior to the date of calculation, by the System’s monthly standard rate per subscriber for that level of digital service or expanded basic service, as applicable, in the System in effect for that month), (ii) has paid at least one full monthly payment for such services in accordance with the Systems’ regular monthly billing cycle and (iii) has not been obtained as a subscriber by offers, promotions or discounts given outside the Ordinary Course of Business; provided that the definition of Digital Subscriber shall not include any (A) account that is more than 60 days delinquent at the time of Closing for any amount in excess of $5.00 and (B) account that is pending disconnection for any reason. In no event will any credit, rebate or similar form of price concession given in the Ordinary Course of Business be taken into account when determining whether or not an account qualifies as a Digital Subscriber.

“Digital Telephone Subscriber” means any subscriber that (i) is a private residential or commercial digital telephone customer account (regardless of whether such account is in a single family home or in an individually billed unit in an apartment complex or other multi-unit building, or a multi-unit complex billed on a bulk basis) or commercial digital telephone customer account of the System, (ii) has paid at least one full monthly payment for such service in accordance with the System’s regular monthly billing cycle and (iii) has not been obtained as a subscriber by offers, promotions or discounts given outside the Ordinary Course of Business; provided that the definition of Digital Telephone Subscriber shall not include any (A) account that is more than 60 days delinquent at the time of Closing for any amount in excess of $5.00; and (B) any account that is pending disconnection for any reason. In no event will any credit, rebate or similar form of price concession given in the Ordinary Course of Business be taken into account when determining whether or not an account qualifies as a Digital Telephone Subscriber.

“Employee” means all individuals as of the Effective Date, who are employed by Seller in connection with the Business, together with individuals who are hired as employees in respect of the Business after the Effective Date but prior to the Closing Date.

“Environment” means soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law currently in effect relating to the protection of human health as it relates to environmental protection (but excluding worker safety), the environment or natural resources, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with Seller is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

“Excluded Contracts” means the Management Agreement, the Affiliate Services Agreements, and the Contracts listed on Schedule 1.1 hereto.

“FAA” means the Federal Aviation Administration, or its successor agency.

“FCC” means the Federal Communications Commission, or its successor agency.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the Closing Date.

“Franchises” means those franchises listed on Schedule 5.14 hereto.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller, including all ad insertion equipment, artwork, desks, chairs, tables, computer hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies; and all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber’s devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, signal processing, earth stations, transmission and distribution system), test equipment, vehicles, software and other tangible personal property owned or leased by Seller and used in the Business, including all inventory, spare parts and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorizations” means, collectively, all Franchises and other authorizations, agreements and Permits for and with respect to the construction and operation of the System obtained from any Governmental Body, including, but not limited to, the Franchises and Permits listed on Schedule 5.14 hereto.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material and any other act, business, operation, or activity that increases the danger, or poses a risk of harm, to the Environment.

“Hazardous Material” means any substance, material or waste which is regulated under any provision of Environmental Law, including but not limited to “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance,” including petroleum and its by-products, and asbestos.

“Intangibles” means all assets constituting intangible assets, including subscriber lists, accounts receivable, credits, prepaid expenses, and similar items (excluding such credits, expenses and items relating to Excluded Assets), claims and rights under guaranties, warranties and indemnities (excluding such claims and rights relating to Excluded Assets), and goodwill, if any, owned, used or held by Seller for use in the Business.

“Internet or High Speed Data Subscribers” means any subscriber that (i) is a private residential Internet or high speed data customer account (regardless of whether such account is in a single family home or in an individually billed unit in an apartment complex or other multi-unit building, or a multi-unit complex billed on a bulk basis) or commercial Internet or high speed data customer account of the System, (ii) has paid at least one full monthly payment for such service in accordance with the System’s regular monthly billing cycle, and (iii) has not been obtained as a subscriber by offers, promotions or discounts given outside the Ordinary Course of Business; provided that the definition of Internet or High Speed Data Subscriber shall not include any (A) account that is more than 60 days delinquent at the time of Closing for any amount in excess of $5.00; and (B) account that is pending disconnection for any reason. In no event will any credit, rebate or similar form of price concession given in the Ordinary Course of Business be taken into account when determining whether or not an account qualifies as an Internet or High Speed Data Subscriber.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge,” if in reference to Seller, means the actual knowledge of those Persons identified on Schedule 1.1(a) hereto. If in reference to Purchaser, “Knowledge” means the actual knowledge of those Persons identified on Schedule 1.1(b).

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or permit established and applicable under principles of common law, regulation, statute or treaty.

“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation or proceeding (public or private) by or before, or otherwise involving a Governmental Body or an arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Management Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Seven Limited Partnership, dated September 30, 1987, by and between Northland Communications Corporation, FN Equities Joint Venture, Richard I. Clark, and remaining parties who now or hereafter from time to time are accepted by the Managing General Partner as Limited Partners of Northland Cable Properties Seven Limited Partnership, as amended.

“Material Adverse Effect” means any change, development, event or occurrence having or expected to have a material adverse effect on the Business, the Purchased Assets, the System, or the results of operations or condition of the Business (financial or otherwise), other than an effect resulting from (i) any change in the United States or foreign economies or securities or financial markets; (ii) any change that affects the cable television industry generally; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) any changes in applicable Laws or accounting rules; or (vi) any changes resulting from or relating to the taking of any action contemplated by this Agreement.

“NCC” means Northland Communications Corporation, a Washington corporation.

“Non-Terminable Programming Agreements” means Programming Agreements that are not terminable by Seller upon sale of the System without risk of continued liability for periods from and after Closing and listed on Schedule 5.10.

“Order” means any award, decision, resolution, subpoena, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body or arbitrator.

“Ordinary Course of Business” means with respect to any action taken by any Person, any action that is in the ordinary and usual course of normal day to day operations of such Person.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the articles of organization and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (vi) any agreement with respect to the governance of a Person; and (vii) any amendment to or restatement of any of the foregoing.

“Permits” means any license, permit or other authorization (other than a Franchise) issued by a Governmental Body, including the FCC, and used in the operation of the System (including TV translator station licenses and microwave licenses, Cable Television Relay Services (“CARS”) and Television Receive Only (“TVRO”) earth station registrations.

“Permitted Exceptions” means (i) Liens for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending, or deferred against Owned Property) that are not yet due and payable; (ii) Liens of carriers, warehousemen, mechanics, and materialmen and other like Liens arising in the Ordinary Course of Business (provided that lien statements have not been filed or such Liens otherwise perfected); (iii) statutory Liens in favor of lessors arising in connection with any property leased by Seller and used in the Business; (iv) leased interests in property leased to others and disclosed herein; (v) zoning, building or similar restrictions, easements, rights of way, reservations of rights, conditions or other restrictions relating to or affecting the Real Property, that do not materially interfere with the use of such Real Property in the operation of the System as presently conducted; (vi) as to Real Property, all matters disclosed in Schedule 5.9; and (vii) any other Liens that are related to liabilities and obligations that are to be discharged in full at Closing or that will be removed prior to or at Closing.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Price Per RGU” means the Base Purchase Price divided by 6,911, specifically, One Thousand Two Hundred Eighty Seven and 80/100ths Dollars ($1,287.80).

“Programming Agreements” means all contracts regarding the carriage of satellite delivered television programming carried by the System.

“Real Property” means all of the fee and leasehold estates and other interests, title, and rights of Seller in, the following: land, buildings and other improvements thereon, easements, licenses, rights to access, rights-of-way and other real property interests that are used or owned or held by Seller and used or held for use in the Business or operations of the System, plus such additions thereto and less such deletions therefrom arising between the Effective Date and the Closing Date in accordance with this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Revenue-Generating Unit” or “RGU” means any subscriber that is either a Basic Subscriber, a Digital Subscriber, a Digital Telephone Subscriber, or an Internet or High Speed Data Subscriber so that the sum of Basic Subscribers, Digital Subscribers, Digital Telephone Subscribers, and Internet or High Speed Data Subscribers would equal all of the Revenue Generating Units or RGUs.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller or any Person as to which Seller has a contractual right to elect or appoint a majority of the members of such Person’s governing body.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group, (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person or (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means this Agreement, and the documents and agreements listed in Section 9.1(g), and 9.2(f).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

1.2 Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Assumed Liabilities	2.3
Audited Financial Statements	5.5
Base Purchase Price	3.2
Basket	10.5(a)
Cap	10.5(b)
Clayton Bid	9.1
Closing	4.1
Consents Copyright Act	5.3 5.15(c)

Term	Section
Customer Lists	5.22
Designated Employees	8.1
Easements	5.9(d)
Effective Date	Preamble
Employee Benefit Plan(s)	5.11(a)
Environmental Permits	5.19(a)
Escrow Account	3.3(b)
Escrow Agent	3.3(b)
Escrow Funds	3.3(b)
Estimated Adjustments Amount	3.4(f)
Exchange Act	7.18(c)
Excluded Assets	2.2
Excluded Liabilities	2.3
Fairness Opinion	7.18(d)
Final Asset Acquisition Statement Final Report	2.7 3.4(g)
Financial Statements	5.5
Guarantor	6.8
Guaranty	6.8
Indemnification Claim	10.4(b)
Indemnity Escrow Agreement	3.3(b)
Independent Accountants	3.4(g)
Initial Payment	3.1
Leased Real Property(ies)	5.9(b)
Limited Partners’ Meeting	7.18(b)
Loss(es)	10.2(a)
Major Customers	5.23
Material Consents	9.1(e)
Non-Competition Period	7.15
Nonassignable Assets	2.5(b)
Northland Marks	7.8
Owned Property(ies)	5.9(a)
Phase I Reports	7.1(c)
Phase II Assessments	7.1(c)
Post-Closing Covenant Survival Period	10.1(b)
Post-Closing Covenants	10.1(b)
Pre-Closing Covenants	10.1(b)
Preliminary Report	3.4(f)
Proposed Asset Acquisition Statement	2.7
Proxy Statement	7.18(c)
Purchase Price	3.2
Purchase Price Adjustments	3.4(f)
Purchased Assets	2.1
Purchaser	Preamble

Term	Section
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.2(b)
Purchaser Objection Notice	3.4(f)
Qualified Plans	5.11(b)
Real Property Lease(s)	5.9(b)
Refund Amount	4.2(a)
Representation and Warranty Survival Period	10.1(a)
Retransmission Consent Agreements	7.2(c)
Restricted Area	7.15
Restricted Party	7.15
Revised Statement	2.7
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Seller Property(ies)	5.9(b)
Specified Representations	10.1(a)
Sub-Basket	10.5(a)
System	Recitals
System Contracts	5.10(a)
System Reports	5.5
Title Defect	7.17
Total Consideration	3.2
Transaction	Recitals
Transferred Employees	8.1
Transition Services	7.9(a)
Transition Services Agreement	7.9(a)
Usage Period	7.8

1.3 Other Definitional and Interpretive Matters.

(a) General. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the singular includes the plural and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii) reference to a gender includes the other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v) reference to any Law means that Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Law;

(vi) reference to any section or other provision of any Law means that provision of such Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vii) “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) “or” is used in the inclusive sense of “and/or”;

(x) “any” means “any and all”;

(xi) [reserved];

(xii) a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;

(xiii) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct replications of the original;

(xiv) a reference to a list, or any like compilation (whether in the Schedules or elsewhere), means that the item referred to is complete and correct;

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(c) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars;

(d) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed on a Schedule shall be deemed to have been disclosed on all other relevant Schedules. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Commercially Reasonable Efforts. For purposes of this Agreement, the term “commercially reasonable efforts” will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

(g) GAAP. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(h) Joint Participation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned or leased by Seller or hereafter acquired by Seller prior to the Closing and principally used in the Business, including the assets listed below (all of such assets and properties being referred to herein as the “Purchased Assets”), (free and clear of all Liens, except for Permitted Exceptions), but excluding any Excluded Assets and any assets disposed of prior to the Closing in the Ordinary Course of Business and not in violation of this Agreement. The Purchased Assets shall include the following of Seller:

(a) all Contracts and all rights thereunder other than the Excluded Contracts;

(b) all Accounts Receivable;

(c) the Non-Terminable Programming Agreements;

(d) all deposits (including customer deposits in exchange for initiation of a service related to the System and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent of Seller related to any Purchased Assets other than prepaid charges, expenses and rent under the Real Property Leases, personal property leases or in respect of the Owned Property that is attributable to any period beginning prior to and ending before the Closing Date;

(e) deposits relating to the Business that are held by third parties for the account of Seller or for security for Seller’s performance of its obligations;

(f) all rights of Seller to each Owned Property and under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(g) all Easements used by Seller in the operation of the System;

(h) copies of all books and records relating to the operations of the System, including customer records and all records required to be kept by all Laws or Governmental Authorizations, excluding items described in Section 2.2(e);

(i) the Furniture and Equipment;

(j) the Governmental Authorizations listed on Schedule 2.1(j);

(k) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Seller or to the extent affecting any Purchased Assets;

(l) the Employee records described in Section 5.24;

(m) software licenses for applications used solely in the System, except for items listed in Section 2.2(q);

(n) the IP Blocks listed on Schedule 2.1(n);

(o) all claims, rights and causes of action of Seller against any third party, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent to the extent not relating to an Excluded Asset; and

(p) the Intangibles.

2.2 Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser and the Purchased Assets shall exclude the Excluded Assets. Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the following assets:

(a) the Excluded Contracts;

(b) all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c) any intellectual property rights of Seller;

(d) any personnel files pertaining to any Employee or Former Employee other than the Employee records described in Section 5.24;

(e) all Governmental Authorizations other than those listed on Schedule 2.1(j) and the books and records that Seller is required by Law or Governmental Authorization to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business, the System or any of the Purchased Assets for a reasonable period after the Closing Date but in no event exceeding three years after the Closing Date;

(f) Seller’s partnership books and records as to internal partnership matters and other books and records related to internal partnership matters and financial relationships with Seller’s lenders and affiliates;

(g) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, from any Governmental Authority, for any Franchise fees (in each case except to the extent such Taxes relate to the Purchased Assets in respect of the Post-Closing Tax Period or the portion of a period allocable to the Post-Closing Tax Period), together with any interest due thereon or penalty rebate arising therefrom;

(h) all insurance policies or rights to proceeds thereof relating to the Business;

(i) all Tax Returns and financial statements of Seller, the System and the Business and all records (including working papers) related thereto, provided that such material shall be available to Purchaser as described in Section 11.1(a);

(j) all prepaid charges, expenses or rent under the Real Property Leases, personal property leases or any other leases or in respect of the Owned Property that is attributable to any period beginning prior to and ending before the Closing Date;

(k) all Employee Benefit Plans;

(l) all Programming Agreements that are terminable by Seller upon sale of the System without risk of continued liability to Seller for periods from and after the Closing Date;

(m) all patents, copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights owned by Seller or its Affiliates, whether or not used in the Business of the System;

(n) all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(o) all rights to receive fees for services from any Affiliate of Seller other than fees for services, if any, rendered by Purchaser after Closing to an Affiliate of Seller;

(p) any and all assets or rights of Seller related solely to the business and operations of systems of Seller other than the System;

(q) all computers, equipment, software, licenses and agreements related solely to Seller’s billing and subscriber management systems;

(r) any contracts, agreements or other arrangements between Seller and any Affiliate of Seller except System Contracts;

(s) all rights that accrue to Seller under this Agreement; and

(t) the assets listed on Schedule 2.2 hereto.

2.3 Assumption of Liabilities.

(a) Subject to the terms, provisions and conditions contained in this Agreement, on and after the Closing Date, Purchaser will assume, pay, discharge, and perform all obligations and liabilities; (i) for subscriber deposits, but only to the extent that the Base Purchase Price is reduced therefor; (ii) arising under the Contracts and relating to the period from and after the Closing Date; (iii) vacation obligations with respect to Transferred Employees but only to the extent that the Base Purchase Price is reduced therefor and only to the extent allowed by applicable law; and (iv) arising out of Purchaser’s ownership of the Purchased Assets or operation of the System from and after the Closing Date (collectively, the “Assumed Liabilities”). All obligations and liabilities arising out of or relating to the Purchased Assets or the operation of the System prior to the Closing other than the Assumed Liabilities and all Liabilities required to be paid by Seller under this Agreement, including by way of example under Article X will remain and be the obligations and liabilities solely of Seller (the “Excluded Liabilities,” which are described more fully in Section 2.4 hereto).

(b) The Assumed Liabilities shall additionally include:

(i) Liabilities of Seller to all customers and advertisers of the Systems for any advance payments or deposits for which Purchaser shall have received a credit pursuant to Section 3.4, but only to the extent of such payment or deposit;

(ii) Liabilities with respect to the Business, the Purchased Assets, or the Transferred Employees arising after the Closing, to the extent such Liabilities arise from or are related to any event that occurs on or after the Closing Date in the operation of the Business by the actions of Purchaser;

(iii) all Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement that are required to be paid by Purchaser pursuant to Section 11.1(b);

(iv) Liabilities for Taxes relating to the Business, the Purchased Assets, or the Transferred Employees for all Taxable Periods (or portions thereof) beginning after the Closing Date;

(v) all accrued expenses, trade accounts payable and other accrued current liabilities of Seller (including subject to Section 2.3(a)(iii) above accrued and unused vacation time of Transferred Employees) to the extent arising out of the Business, the Purchased Assets or the Transferred Employees prior to the Closing that are outstanding as of 12:01 a.m. on the Closing Date and are taken into account in adjusting the Base Purchase Price pursuant to Section 3.4(d); and,

(vi) Liabilities required to be paid by Purchaser under this Agreement, including by way of example under Article X.

2.4 Excluded Liabilities.

Purchaser is assuming only the Assumed Liabilities and shall not assume or be liable for the Excluded Liabilities, which are any other Liabilities of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise, other than the Assumed Liabilities.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquitances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Government Authorization, Programming Agreement, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained and Purchaser shall not assume or have any liability with respect to any Nonassignable Asset.

(c) With respect to System Contracts and Governmental Authorizations, Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents not obtained prior to Closing; provided, however, that other than as set forth in Section 7.3 such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent, and Purchaser shall not be required as a condition of such consent to agree to or consent to any modification or amendment to such System Contract or Permit other than the amendment or modification to reflect consent to such assignment. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to assign such System Contracts or other Liabilities that constitute Assumed Liabilities and Permits to Purchaser; provided, however, that the allocation between Seller and Purchaser of payments of consideration, fees and costs payable to any third party (or its agents) from whom any such consent, substitution, approval or amendment is requested shall be governed by Section 7.3.

2.6 Bulk Sales Laws.

Purchaser hereby waives compliance with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

2.7 Purchase Price Allocation for Federal Income Tax Purposes.

As set forth herein, Seller and Purchaser shall allocate the Total Consideration (as adjusted by any amounts required to be taken into account for U.S. federal income tax purposes) among the Purchased Assets as specified in Schedule 2.7. In accordance with such allocation, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Proposed Asset Acquisition Statement”). The Proposed Asset Acquisition Statement will be prepared in accordance with the rules under Section 1060 of the Code. Purchaser and Seller will mutually agree upon the allocations set forth in the Proposed Asset Acquisition Statement prior to the Closing Date. Neither Purchaser nor Seller shall unreasonably withhold its approval and consent with respect to the Proposed Asset Acquisition Statement. Purchaser and Seller agree that the Proposed Asset Acquisition Statement may be amended from time to time (the “Revised Statement”), as appropriate to reflect any post-Closing adjustments to the Purchase Price pursuant to this Agreement. Purchaser shall prepare and deliver to Seller any Revised Statement. The Total Consideration for the Purchased Assets shall be allocated in accordance with the Proposed Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller (the “Final Asset Acquisition Statement”), and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation. Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Final Asset Acquisition Statement or the then-applicable Revised Statement.

ARTICLE III

CONSIDERATION

3.1 Initial Payment.

Upon the execution of this Agreement, Purchaser shall make a cash payment in immediately available funds in an amount equal to Three Hundred Thousand and no/100 Dollars ($300,000.00) (the “Initial Payment”) to Seller. At Closing, the Initial Payment together with interest at the rate of 0.5% per annum on such Initial Payment shall be credited against the Purchase Price.

3.2 Consideration.

The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Eight Million Nine Hundred Thousand and no/100 Dollars ($8,900,000.00) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 (as adjusted, the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.3 Payment of Purchase Price.

On the Closing Date, Purchaser shall pay the Purchase Price as follows:

(a) Credit to Purchaser of the Initial Payment plus interest thereon;

(b) Eight Hundred Ninety Thousand and no/100 Dollars ($890,000.00) in cash (the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement, which escrow agreement (the “Indemnity Escrow Agreement”) shall be (i) entered into on the Closing Date among Seller, Purchaser and U.S. Bank, National Association (the “Escrow Agent”) and (ii) substantially in the form of Exhibit A. (The Escrow Funds shall be available to satisfy the indemnification obligations of Seller under Article X. On the last day of the eighteenth (18th) month after Closing, the Escrow Funds, together with interest thereon, then remaining in the escrow account less any payments due to Purchaser or pending claims made by Purchaser pursuant to Article X together with interest attributable thereto, shall be delivered to Seller.); and

(c) an amount equal to the Base Purchase Price minus the Escrow Funds minus the Initial Payment plus interest thereon plus or minus (as the case may be) the Purchase Price Adjustments proposed in the Preliminary Report, or if such amount is disputed, the Estimated Adjustments Amount, shall be paid to Seller by wire transfer in immediately available funds to an account designated by Seller.

3.4 Adjustments and Prorations.

(a) The Base Purchase Price shall be adjusted such that all revenues, expenses and other Liabilities arising from the System up until 12:01 a.m. on the Closing Date, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Purchased Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, Taxes (except for Taxes arising from the transfer of the Purchased Assets hereunder which are covered by Section 11.1(b)), and similar prepaid and deferred items, shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and Liabilities and entitled to all revenues allocable to the conduct of the Business for the period prior to the Closing Date, and Purchaser shall be responsible for all expenses, costs and obligations and entitled to all revenues allocable to the conduct of the Business on the Closing Date and for the period thereafter, all of which shall be determined in accordance with GAAP.

(b) At Closing, the Base Purchase Price shall be increased by an amount equal to (i)(A) 100% of the face amount of all Accounts Receivable other than those related to advertising services that are outstanding on the Closing Date and have been outstanding for 30 days or less from the first day of the period to which any outstanding bill relates, (B) 90% of the face amount of all Accounts Receivable other than those related to advertising services that are outstanding on the Closing Date and have been outstanding more than 30 days but less than 60 days from the first day of the period to which any outstanding bill relates, and (C) 0% for all Accounts Receivable other than those related to advertising services that are outstanding on the Closing Date and have been outstanding more than 60 days from the first day of the period to which any outstanding bill relates, (ii) (A) 90% of the face amount of all Accounts Receivable related to advertising services provided by Seller prior to the Closing Date that are outstanding on the Closing Date and have been outstanding for 90 days or less from the first day of the period to which any outstanding bill relates and (B) 0% for all Accounts Receivable related to such advertising services that are outstanding on the Closing Date and have been outstanding more than 90 days from the first day of the period to which any outstanding bill relates.

(c) At Closing, the Base Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, Governmental Body or any other party as a security deposit or in exchange for initiation of a service and which will inure to the benefit of Purchaser.

(d) At Closing, the Base Purchase Price shall be reduced by an amount equal to (i) any customer advance payments (i.e., customer payments received by Seller prior to the Closing Date but relating to service to be provided by Purchaser after the Closing Date) and deposits (including any interest owing thereon), (ii) except as set forth in Section 3.4(c), above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing Date but relating to service to be provided by Purchaser after the Closing Date) and (iii) all accrued expenses, trade accounts payable and other accrued current Liabilities of Seller to the extent arising out of the operations of the Business prior to the Closing Date that are outstanding as of 12:01 a.m. on the Closing Date, provided that such Liabilities are assumed by Purchaser.

(e) At Closing, the Purchase Price will be decreased or increased, based on the difference between 6,911 and the number of RGUs on the Closing Date, in the manner set forth in subsections (i) and (ii) hereto. All calculations made with respect to the number of RGUs will be calculated on a consistent basis.

(i) If the Closing Date RGUs are less than 6,565 (that being less than 95 percent of 6,911), the Purchase Price shall be reduced by an amount equal to the Price Per RGU multiplied by the difference between (A) 6,565, and (B) the Closing Date RGUs.

(ii) If the Closing Date RGUs are greater than 7,257 (that being greater than 105 percent of 6,911), the Purchase Price shall be increased by an amount equal to the Price Per RGU multiplied by the difference between (A) 7,257, and (B) the Closing Date RGUs.

(f) At least five Business Days prior to the Closing Date, Seller will deliver to Purchaser a report with respect to the System (the “Preliminary Report”), showing in detail the preliminary estimate of the adjustments referred to in this Section 3.4 (the “Purchase Price Adjustments”), calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties), together with any documents substantiating the determination of the Purchase Price Adjustments proposed in the Preliminary Report. The Preliminary Report will include a Schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the System (showing sums due and their respective aging as of the Closing Date). The estimated Purchase Price Adjustments shown in the Preliminary Report will be reflected as adjustments to the Base Purchase Price payable at the Closing pursuant to this Section 3.4. In the event Purchaser objects to Seller’s calculation of any Purchase Price Adjustment as set forth in the Preliminary Report, Purchaser shall deliver to Seller at least two Business Days prior to the Closing a written statement in reasonable detail describing any discrepancies believed to exist (“Purchaser Objection Notice”). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Purchaser’s objections to the Preliminary Report as described in Purchaser’s Objection Notice, and Seller shall make such revisions to the Preliminary Report as mutually agreed between Seller and Purchaser, and, if any changes are made, shall deliver a copy of such revised Preliminary Report to Purchaser no later than one Business Day prior to the Closing. With respect to any of Purchaser’s objections that are not resolved before the Closing Date, the parties shall proceed as follows: (i) if the aggregate amount of Purchaser’s unresolved objections is $100,000 or less, the Closing shall proceed with Seller’s estimate of such disputed amounts, and (ii) if the aggregate of Purchaser’s unresolved objections are greater than $100,000, then the mid-point between the aggregate of Purchaser’s unresolved objections and Seller’s estimate of such disputed amounts shall be used for purposes of proceeding to Closing. The amount used pursuant to subclause (i) or (ii) of this Section 3.4(f) shall be referred to as the “Estimated Adjustments Amount.”

(g) Within 60 days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the System (the “Final Report”), showing in detail its determination of the Purchase Price Adjustments, together with any documents substantiating its calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 3.4, Seller shall, within 30 days after its receipt of the Final Report, provide to Purchaser a written statement in reasonable detail describing any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within 15 days of Purchaser’s receipt of Seller’s written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Purchaser and Seller, within the following 10 days, shall jointly designate a nationally recognized independent accounting firm which is mutually agreeable to, and independent of each of, the parties (the “Independent Accountants”) to review the Final Report together with Seller’s discrepancy statement and any other relevant documents. The Independent Accountants shall report their conclusions as to adjustments pursuant to this Section 3.4 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review absent clerical errors or fraud. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Purchaser or Seller is determined to owe an amount to the other, the owing party shall pay the amount owed to the other party, within three Business Days after receipt of such determination. The cost of retaining the Independent Accountants shall be split equally between Purchaser and Seller.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date.

If this Agreement is not earlier terminated in accordance with Section 4.2, the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller at 101 Stewart Street, Suite 700, Seattle, Washington 98101, or will be conducted by mail, electronic mail, and /or telecopies or at such other place as the parties may designate in writing, at 10:00 a.m. (Pacific Time) on the Closing Date.

4.2 Termination of Agreement.

This Agreement shall terminate and/or may be terminated prior to the Closing as follows:

(a) Automatically, at the close of business on April 30, 2012 if the Closing shall not have occurred by the close of business on that day. In the event of termination under this Section 4.2(a), Purchaser shall be entitled to the Initial Payment plus interest thereon through the date of payment (the “Refund Amount”) as its sole and exclusive remedy.

(b) By mutual written consent of Seller and Purchaser. In the event of termination under this Section 4.2(b), Purchaser shall be entitled to the Refund Amount.

(c) By Seller if there shall have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit Seller’s consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages from Seller that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby that Seller shall determine is reasonably likely to be successful on the merits; or by Purchaser if there shall have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit Purchaser’s consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages from Purchaser that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby that Purchaser shall determine is reasonably likely to be successful on the merits. In the event the Agreement is validly terminated by Seller under this Section 4.2(c), Purchaser shall be entitled to the Refund Amount. In the event the Agreement is validly terminated by Purchaser under this Section 4.2(c), Seller shall be entitled to retain the Initial Payment.

(d) By Seller if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting Seller from consummation of the transactions contemplated hereby; or by Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting Purchaser from consummation of the transactions contemplated hereby. In the event the Agreement is validly terminated by Seller under this Section 4.2(d), Purchaser shall be entitled to the Refund Amount. In the event the Agreement is validly terminated by Purchaser under this Section 4.2(d), Seller shall be entitled to retain the Initial Payment.

(e) By Purchaser if Purchaser is not in material breach of its obligations under this Agreement and Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Purchaser’s reasonable satisfaction within the earlier of 10 days following receipt by Seller of written notice of such breach from Purchaser or April 30, 2012. In the event the Agreement is validly terminated by Purchaser under this Section 4.2(e), Purchaser shall be entitled to the Refund Amount.

(f) By Seller if Seller is not in material breach of its obligations under the Agreement and Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Seller’s reasonable satisfaction within the earlier of 10 days following receipt by Purchaser of written notice of such breach from Seller or April 30, 2012. In the event the Agreement is validly terminated by Seller under this Section 4.2(f), Seller shall be entitled to retain the Initial Payment.

(g) By Seller if and at such time as Seller’s financial advisor informs Seller that it is not able to issue the Fairness Opinion. In the event the Agreement is validly terminated by Seller under this Section 4.2(g), Purchaser shall be entitled to the Refund Amount.

(h) By Purchaser if Seller has not obtained the Fairness Opinion (as defined in Section 7.18(d), on or before 65 days after the Effective Date. In the event this Agreement is validly terminated by Purchaser under this Section 4.2(h), Purchaser shall be entitled to the Refund Amount.

(i) By Seller if and at such time Seller’s limited partners have rejected the Transaction. In the event the Agreement is validly terminated by Seller under this Section 4.2(h), Purchaser shall be entitled to the Refund Amount.

(j) In the event Purchaser shall become entitled to the Refund Amount pursuant to any of the foregoing subparagraphs of this Section 4.2, Seller shall promptly, and in any event within three Business days following the applicable termination of this Agreement, pay to Purchaser the Refund Amount.

4.3 Procedure Upon Termination.

In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, and except as to termination under to Section 4.2(a), written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination.

(a) In the event that this Agreement terminates or is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, that the obligations of the parties in this Section 4.4 and Section 7.5 will survive any such termination and; provided, further, that the obligations of the parties set forth in Articles X and XI (other than Section 11.1) hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of any of its covenants or agreements or a breach of any of its representations and warranties contained in this Agreement that occurred prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the Transactions contemplated hereby.

(c) Except as provided in Section 8.1, during the period from the Effective Date through the date that is one year following the termination of this Agreement pursuant to Section 4.2, (i) Purchaser shall not directly or indirectly, through any subsidiary, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Seller, NCC or any of their Subsidiaries or Affiliates as of the Effective Date, and (ii) neither NCC nor Seller shall directly or indirectly, through any Subsidiary or Affiliate (including any subsidiary of NCC), officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Purchaser or any Affiliate of Purchaser as of the Effective Date. The foregoing restrictions shall not apply to individuals that (A) are not employed by a party at the time of the solicitation, employment or retention, (B) respond to general public advertisements of a job opening or (C) are recruited through an employment agency not targeted at such Person’s employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Seller does not have any Subsidiaries and does not, directly or indirectly, own or have the right or obligation to acquire any equity interests in any other Person.

5.2 Authorization of Agreement.

Subject to obtaining the approval of a majority in interest of its limited partners, (a) Seller has all requisite partnership power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby; and (b) this Agreement is, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and, (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except (i) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.3 Conflicts; Consents of Third Parties.

Subject to obtaining the approval of a majority in interest of the limited partners of Seller, Purchaser’s obtaining on its own behalf a franchise to operate the System, and except as set forth on Schedule 5.3 (the “Consents”), none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation or acceleration of any obligation under, or result in the imposition of any Lien other than a Permitted Exception under, any provision of (i) the certificate of limited partnership and limited partnership agreement, as amended, of Seller; (ii) any Contract to which Seller is a party or by which any of the properties or assets of Seller are bound (except for any such Contract relating to indebtedness that will be paid at Closing); (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

5.4 No Other Consent.

Except as set forth in Section 5.3, no other consent, waiver, approval, or authorization of any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Transaction Documents, the performance by Seller of its obligations hereunder or thereunder, or the consummation of the Transactions contemplated hereby or thereby.

5.5 Financial Statements and System Reports.

(a) Seller has delivered to Purchaser audited financial statements of Seller for the twelve months ended December 31, 2010 and December 31, 2009 (the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied. Seller has delivered true and correct copies of unaudited, internal statements of income for the Business for the twelve months ended December 31, 2010 and December 31, 2009 (such unaudited statements are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments that are not individually or in the aggregate material and the lack of footnotes thereto) and in accordance with the books and records of Seller. Each of the Financial Statements presents fairly in all material respects the results of operations of the Business for the periods indicated therein, and Seller has made available to Purchaser the relevant workpapers, consolidations and other financial information that relate to the inclusion of the information contained in such Financial Statements and in the Audited Financial Statements.

(b) Seller has delivered true and correct unaudited, internal, monthly reports showing revenues, subscribers and RGUs for the System as of the end of each month from June 1, 2010 through August 31, 2011 (collectively, the “System Reports”). The System Reports have been prepared in a manner consistent with the reporting of revenues and other information in the Audited Financial Statements and present fairly, in all material respects, the revenue, subscribers and RGUs from the System for the periods indicated.

5.6 Title to Purchased Assets.

Seller owns and has or will have as of Closing good and valid title to each of the Purchased Assets, (other than the Real Property as to which Section 5.9 shall be the exclusive representation and warranty) free and clear of all Liens other than Permitted Exceptions.

5.7 Absence of Certain Developments.

Except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements, Seller has conducted its business in the Ordinary Course of Business and there has not occurred any change, event or condition that has had a Material Adverse Effect.

5.8 Taxes.

(a) All Tax Returns required to be filed by Seller (taking into account any extension of time to file granted or to be obtained on behalf of Seller) have been filed and all such Tax Returns are true and correct in all material respects; (ii) all Taxes required to be paid by or with respect to Seller have been paid or are being contested in good faith; (iii) Seller has not executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any Tax liabilities; and (iv) there is no tax examination or audit currently in progress, or, to Seller’s Knowledge, threatened, by any Taxing Authority against Seller.

(b) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(c) Filed Returns and Tax Payments.

Seller has withheld or collected and paid to the proper Taxing Authority or other Governmental Body all Taxes required to be withheld, collected, or paid by it.

(d) Audited or Closed Tax Years.

(i) No Tax Return of Seller is under audit by a Taxing Authority or other Governmental Body, and no notice of such an audit has been received by Seller. To the Knowledge of Seller, there are no threatened Legal Proceedings for or relating to Taxes, and there are no matters under discussion with a Taxing Authority or other Governmental Body with respect to Taxes of Seller. To the Knowledge of Seller, there is no proposed Tax assessment against Seller.

(ii) No Legal Proceedings are pending before a Taxing Authority or other Governmental Body with respect to the Taxes of Seller.

(iii) Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller could be liable.

(iv) No Liens for Taxes exist with respect to any assets of the Business, except statutory liens for Taxes not yet due and payable.

(e) Miscellaneous.

(i) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by Seller.

(ii) Seller has not received, been the subject of, or requested a written ruling of a Governmental Body relating to Taxes related to the Purchased Assets, the Business or the System. Seller has not entered into a Contract with a Governmental Body relating to Taxes that would have a continuing effect after the Closing Date that would affect the Purchased Assets.

(f) This Section 5.8 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.9 Real Property.

(a) Schedule 5.9(a) sets forth a list of all Real Property owned in fee by Seller and used in the operation of the Business (individually, an “Owned Property” and collectively, the “Owned Properties”). Except as described in Schedule 5.9(a), Seller has or will have as of Closing, good, marketable, undivided fee simple title to all the Owned Properties, free and clear of all Liens of any nature whatsoever except Permitted Exceptions.

(b) Schedule 5.9(b) sets forth a list of all Real Property leased by Seller and used in the operation of the Business other than the Easements listed in Schedule 5.9(d) (individually, a “Leased Real Property” and collectively, the “Leased Real Properties” and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties” and the related leases each, a “Real Property Lease” and collectively, the “Real Property Leases”). Seller has a valid leasehold interest in all Seller Properties that are subject to the Real Property Leases. Seller’s leasehold interest is free and clear of all Liens of any nature except (i) Liens set forth on Schedule 5.9(b) and (ii) Permitted Exceptions. Seller: (i) has not received any written notice declaring Seller to be in default of any of the Real Property Leases, (ii) has not been informed in writing that the lessor under any of the Real Property Leases has taken action or threatened to terminate any of the Real Property Leases before the expiration date specified in any of the Real Property Leases, and (iii) the Real Property Leases are in full force and effect and, to the Knowledge of Seller, no Real Property Lease is in default or following any applicable notice and cure period will be in default.

(c) Each parcel of Owned Property and to the Knowledge of Seller, each parcel of Leased Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road via an easement benefiting such property, subject in each case only to Permitted Exceptions. No third party has a right to acquire any interest in any Owned Property or in Seller’s interests in any Leased Real Property. With respect to each parcel of Owned Property: (A) Seller has not leased or otherwise granted to any person or entity the right to use or occupy such Owned Property or any portion thereof except as set forth on Schedule 5.9(a); and (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof or interest therein. Seller has the right to occupy and/or cross over any and all Real Property where any portions of the Purchased Assets are located, except where the absence of such right will not have a Material Adverse Effect and no person has asserted, or to Seller’s Knowledge threatened to assert, that Seller is violating the rights of a third party in connection with such rights.

(d) Schedule 5.9(d) sets forth a list of all private easements granted to Seller and used by Seller to access private property in the System (“Easements”). Seller is in material compliance with the terms of each of such Easements.

(e) To the extent in the possession or control of Seller, Seller has made available to Purchaser or given Purchaser access to true, correct and complete copies of (i) title reports, title abstracts, title insurance policies and commitments, (ii) surveys pertaining to the Seller Properties, (iii) leases, memoranda of lease and other documents reasonably related to property subject to the Real Property Leases, including each Real Property Lease; and (iv) all written Easements listed in Schedule 5.9.

(f) To Seller’s Knowledge, each Seller Property is in compliance in all material respects with all restrictive covenants, zoning and other similar requirements.

5.10 Contracts.

(a) Schedule 5.10(a) sets forth a complete and accurate list of all Contracts that are to be assumed by Purchaser pursuant to Section 2.3 (collectively the “System Contracts”). The System Contracts described in Schedule 5.10 and the Excluded Contracts constitute all the Contracts used in connection with the Business and that are material to the operation of the System, substantially as it is being conducted as of the Effective Date by Seller.

(b) Seller is not in default in any material respect under any System Contract. To the Knowledge of Seller, no third party is in default under any System Contract. Each System Contract is in full force and effect and is valid and enforceable in accordance with its terms as to Seller and, to the Knowledge of Seller, as to each other party thereto. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to result in a material violation or breach of or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any System Contract.

(c) Seller has delivered to Purchaser originals or copies of all System Contracts. To the extent Seller is a party to any unwritten System Contract, Seller has disclosed all material terms of such System Contract to Purchaser in Schedule 5.10.

5.11 Employee Benefits.

(a) Schedule 5.11(a) lists: (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) each employment or individual consulting agreement, and (iii) each other plan, policy, agreement, arrangement, obligation or practice to provide, as compensation for services rendered, workers’ compensation, bonus or other incentive compensation, equity or equity-based compensation, stock purchase, severance, executive compensation, deferred compensation, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs, tuition reimbursement programs and any plans subject to the requirements of section 125 of the Code, which in each case under clauses (i), (ii) or (iii) is maintained or sponsored by Seller or to which Seller contributes or for which Seller otherwise has Liability, either directly or as a result of an ERISA Affiliate, to one or more present employees of Seller (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b) Each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”) (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS announcements in which to request, and make any amendments necessary to obtain such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.

(c) Each of the Employee Benefit Plans has been administered and funded without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws. None of Seller or any trade or business which is considered a single employer with Seller under Section 4001(b)(1) of ERISA has incurred or could reasonably be expected to incur material liability under Title IV of ERISA or the minimum funding requirements under Section 302 of ERISA, which such liability will not be satisfied on or prior to the Closing Date. Seller does not contribute to and is not required to contribute to any Multiemployer Plan, as defined under ERISA with respect to any current or former employees of the System.

(d) All contributions and premiums and obligations of Seller required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have in all material respects been timely made, satisfied or accrued by Seller, and all amounts withheld from any Transferred Employee’s paychecks have in all material respects been properly contributed to the applicable Employee Benefit Plan or otherwise properly applied.

(e) Each of the Employee Benefit Plans is and has been in all material respects maintained in accordance with its terms and all provisions of applicable Law, and none of such Employee Benefit Plans, (A) to the Knowledge of Seller, has been the subject of any breach of any fiduciary duty with respect to which Seller or any Employee Benefit Plan may be liable or otherwise damaged in any respect, (B) is subject to any pending or, to the Knowledge of Seller, threatened, claim of a breach, or (C) to the Knowledge of Seller, has been subjected to any “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA), in each case, where Seller or any Employee Benefit Plan would be liable or otherwise damaged so as to have a Material Adverse Effect.

5.12 Labor.

(a) Seller is not a party to any labor or collective bargaining agreement.

(b) There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller.

(c) Seller is and has been, in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, any such Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice which would have a Material Adverse Effect.

5.13 Litigation.

Except for any investigations and rule-making proceedings affecting the cable industry generally, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

5.14 Franchises; Permits.

(a) Schedule 5.14 sets forth each Franchise and each Permit held by Seller and used in connection with the operations of the System. True and complete copies of all Franchises and Permits (together with any and all amendments thereto) have been delivered to Purchaser.

(b) Each Franchise and each Permit is valid and in full force and effect, and there is no event or condition which has occurred or exists, which constitutes or which, with or without notice or the passage of time, could reasonably be expected to constitute a material default or material breach under any such Franchise, or could reasonably be expected to cause the acceleration of any material obligation of Seller or give rise to any right of termination or cancellation thereof by the applicable Governmental Body.

5.15 System.

(a) Schedule 5.15(a) lists for the System as of the Effective Date (unless a different date is specified on Schedule 5.15(a)): (i) the approximate number of miles of energized cable plant (aerial and underground and the approximate number of dwellings passed) in the System; (ii) the bandwidth capacity of the System specified in MHz expressed as approximate miles of plant at such bandwidth capacity; and (iii) the number of activated channels in the System.

(b) Schedule 5.15(b) lists as of the Effective Date (unless a different date is specified on Schedule 5.15(b): (i) the standard rates and fees charged for each service including all promotional, discount and other special rates currently in effect or being offered, (ii) the approximate number of Basic Subscribers, Digital Subscribers, Internet or High Speed Data Subscribers, and Digital Telephone Subscribers, (iii) all stations and signals carried by the System and the channel position of each such signal and station, and (iv) all third parties receiving free service and the basis therefore.

(c) The System is in compliance in all material respects for the account periods beginning January 1, 2011 to the present with respect to all notices, Statements of Account and payments of copyright fees required by Section 111 of the Copyright Act of 1976, as amended (the “Copyright Act”). The copyright fees shown to be due on all Statements of Account (as amended by any corrective supplements) have been calculated in material compliance with Section 111 of the Copyright Act and the corresponding regulations and policies of the United States Copyright Office. In the year prior to the Effective Date, Seller has not received any notices from the United States Copyright Office contesting any copyright filing or payment, or the failure to make any copyright filing or payment, or threatening to bring suit for copyright infringement with respect to any Statements of Account.

(d) Schedule 5.15(d) sets forth the communities that are authorized to regulate basic service and equipment rates under the FCC’s cable television rate regulations.

(e) No claim has been made or, to the Knowledge of Seller, threatened under Section 623 of the Communications Act, 47 U.S.C. §543, and the corresponding regulations of the FCC or any Governmental Authority, for any rollback or refund of rates for “basic” service, or any rollback or refund of rates for any non-basic service, with respect to the System.

(f) All reports and filings required by the Communications Act and the FCC’s regulations (including, without limitation, FCC Form 320, FCC Form 396C and annual FCC regulatory fees) have been filed for the System for the past six years. All notices required by Law to be sent out by Seller in respect of the System within the past six years have been sent except where the failure to do so would not have a Material Adverse Effect.

(g) Except as set forth in Schedule 5.15(g), as of the Effective Date, the operation of the System and of any FCC-licensed or registered facility used in conjunction with the operation of the System is in compliance in all material respects with the provisions of the Communications Act, and the FCC’s rules and regulations (including, but not limited to, those requirements applicable to emergency alert systems, construction and operation antenna structures, submission of FCC regulatory fees, equal employment opportunity, requests for syndicated exclusivity, network nonduplication or sports blackout protection and commercial leased access channel use). Seller is permitted under all applicable FCC rules, regulations and orders to distribute the transmissions of video programming or other information that Seller makes available to customers of the System presently being carried to the customers of and by the System and to utilize all carrier frequencies generated by the operations of the System, and are licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system, being operated as part of the System.

(h) All of the existing towers of the System are being operated in material compliance with the applicable rules and regulations of the FCC and the FAA. Required FCC and FAA notifications and approvals have been obtained for each such tower where required. All towers used in connection with the operations of the System are listed on Schedule 5.15(h).

(i) Schedule 5.15(i) lists, each broadcast station carried on the System under FCC rules and indicates whether such station has elected mandatory carriage or retransmission consent. As to each such station which requested retransmission consent or demanded mandatory carriage, Seller has complied in all material respects with all of its obligations under any applicable retransmission agreement and under the FCC’s regulations. Use of FCC restricted frequencies by the System complies in all material respects with all applicable FCC technical requirements (including without limitation CLI leakage and proof-of-performance testing).

5.16 Compliance with Laws.

Except as set forth on Schedule 5.16, Seller has been and currently is in compliance in all material respects with all Laws and Orders to which Seller or its assets are subject (except as to Environmental Laws, as to which Section 5.19 only applies.) Seller has not taken or omitted to take any action, and, to the Knowledge of Seller, no event has occurred or circumstance exists, that is reasonably likely to (with or without the passage of time or the giving of notice or both) result in a violation of, conflict with, or failure on the part of Seller to conduct the operations of the System in compliance with any applicable Law where such failure would have a Material Adverse Effect.

5.17 Bonds, Insurance and Letters of Credit.

Each insurance policy, performance bond, letter of credit, deposit and similar guarantee maintained or required to be maintained in connection with the System is set forth on Schedule 5.17.

5.18 Accounts Receivable.

All Accounts Receivable included in the Purchased Assets are bona fide and are attributable to transactions in the Ordinary Course of Business. A complete and accurate list of the Accounts Receivable as of the Effective Date, showing the aging thereof, has been provided to Purchaser. The total amount thereof is set forth on Schedule 5.18. Seller shall update the Accounts Receivable list five Business Days prior to Closing. To Seller’s Knowledge, there are no contests, claims, defenses or rights of setoff against the Accounts Receivable relating to the amount or validity of such Accounts Receivable that would in the aggregate have a Material Adverse Effect.

5.19 Environmental Matters.

The following representations and warranties contained in this Section 5.19 are the sole and exclusive representations and warranties of Seller pertaining or relating to any Environmental Laws (or topics or matters regulated by such Laws):

(a) the Business is in material compliance with all applicable Environmental Laws, which material compliance includes obtaining, maintaining and complying with any material Permits required under all Environmental Laws necessary to operate its business (“Environmental Permits”);

(b) the Business is not subject to any pending, or to the Knowledge of Seller, threatened claim alleging either or both that the Business may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law other than those claims that would not reasonably be expected to result in material liability under Environmental Laws;

(c) neither Seller nor any other Person for whose conduct Seller is responsible has received any Order, notice, or other communication (written or oral) relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law;

(d) there are no pending or, to the Knowledge of Seller, threatened claims or Liens (except Permitted Exceptions) arising under or pursuant to any Environmental Law, with respect to or affecting any of the Seller Property;

(e) to the Knowledge of Seller, no Hazardous Material is in the soils, groundwater or surface water on or under the Seller Property, or has been Released into or onto any Seller Property;

(f) to the Knowledge of Seller, no Seller Property contains any above-ground or underground storage tanks, or any landfills, surface impoundments, or disposal areas except as listed on Schedule 5.19(f);

(g) Seller has delivered to Purchaser copies of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession or control of Seller pertaining to the environmental condition of or Hazardous Material or Hazardous Activity in, on, or under, the Seller Property or property adjacent thereto;

(h) there are no pending or, to the Knowledge of Seller, threatened investigations of the Business, on any currently or previously owned or leased property used in the Business under Environmental Laws, which would reasonably be expected to result in Seller incurring any material liability pursuant to any Environmental Law; and

(i) No Environmental Permits have been issued to Seller that are related to the Business or the System.

5.20 Condition and Sufficiency of Purchased Assets.

(a) Schedule 5.20(a) contains a listing of all material Equipment used or held for use by Seller in the operation of the System. Except as indicated on Schedule 5.20(a), the Furniture and Equipment that are Purchased Assets are in good operating condition and repair, normal wear and tear excepted.

(b) Buildings, plant and structures owned by Seller and that are part of the Purchased Assets are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plant, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(c) The Purchased Assets and the Excluded Assets constitute all the assets used in connection with the Business and in the operation of the System substantially as each is being conducted as of the Effective Date. Such assets constitute all the assets necessary for Purchaser to continue to conduct the Business following the Closing as it is currently being conducted, except as set forth on Schedule 5.20(c).

5.21 Financial Advisors.

Except as set forth on Schedule 5.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transaction contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.

5.22 Customer Lists and Advertising Services.

Promptly after the Effective Date, Seller shall deliver to Purchaser a true and correct list of the Basic Subscribers, the Digital Subscribers, the Digital Telephone Subscribers and the Internet or High Speed Data Subscribers, including all multi-unit buildings or multi-unit dwellings receiving services through the Business and all commercial establishments receiving services through the Business (collectively, the “Customer Lists”). Promptly after the Effective Date, Seller shall deliver to Purchaser a true and correct list of all advertisers for which there are outstanding Accounts Receivable or who have been a customer of the Business at any time during the 12 months preceding the Effective Date. Seller agrees to provide, to the extent requested by Purchaser, copies of any individual subscriber contract and has provided copies to Purchaser of each other multi-unit building or a multi-unit dwelling receiving services through the Business or other commercial establishments receiving services through the Business.

5.23 Customers.

Schedule 5.23 lists for each of the three years 2008, 2009 and 2010 the names of the respective customers that were, in the aggregate, the 10 largest customers in terms of dollar value of products or services, or both, sold by Seller in the System (“Major Customers”).

5.24 Employees and Consultants.

(a) Schedule 5.24(a) lists the following information for each Employee of the Business as of the Effective Date, including each employee on leave of absence or layoff status: employee name, job title, date of hiring, and date of commencement of employment. Promptly after the Effective Date, Seller shall provide to Purchaser for each such Employee the rate of compensation, bonus arrangement, vacation, sick time, and personal leave accrued as of a recent date and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

(b) Schedule 5.24(b) lists the following information for every independent contractor of Seller who is providing services to the Business, exclusive of Seller’s accountants, attorneys, financial advisors, and other professional service providers: name, responsibilities, and period of engagement. Promptly after the Effective Date Seller shall provide to Purchaser the rate of compensation of each such independent contractor. Each such independent contractor qualifies as an independent contractor in relation to Seller for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits.

(c) To the Knowledge of Seller, (i) no key Employee of Seller providing services to the Business and located at the System intends to terminate such Person’s employment with Seller, and (ii) no independent contractor intends to terminate such Person’s arrangement with Seller.

(d) Seller has not violated WARN or any similar state or local Law.

(e) To the Knowledge of Seller, no employee, of Seller that works at the System is bound by any Contract or subject to any Order that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the Business or (ii) to assign to Seller any rights to any invention, improvement, or discovery.

5.25 Disclosure.

No representation or warranty or other statement made by Seller in this Agreement, or any Schedule thereto (including any supplement to such Schedules), any certificates required to be provided pursuant to the Transaction Documents, or otherwise in connection with the Transaction contemplated hereby and by any of the other Transaction Documents, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

5.26 No Other Representations or Warranties; Schedules.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN WITH RESPECT TO CLAIMS OF FRAUD, WILLFUL MISCONDUCT AND INTENTIONAL MISREPRESENTATION) FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

6.2 Authorization of Agreement.

Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transaction contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser; (c) this Agreement has been, and each Purchaser Document will be when executed and delivered, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.3 Conflicts; Consents of Third Parties.

(a) Provided Purchaser obtains a franchise to operate the System and the other Governmental Authorizations referenced in subparagraph (b) below, none of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles of organization (or other organizational and governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the Transaction contemplated hereby, or for Purchaser to conduct the Business, except for (i) compliance with the applicable requirements of the Franchises or other Governmental Authorizations, (ii) notice to the FCC that Purchaser has acquired the System, (iii) obtaining a franchise to operate the System and the other Material Consents and such (iv) other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect upon Purchaser’s ability to consummate the Transaction contemplated by this Agreement.

6.4 Litigation.

There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party, before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby. Purchaser is not subject to any Order of any Governmental

Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby.

6.5 Financial Advisors.

Except as indicated on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transaction contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability.

Purchaser acknowledges and agrees that the obligation of Purchaser to consummate the Transaction contemplated by this Agreement is not conditioned upon receipt of any financing, Purchaser’s receipt of the proceeds of any financing or Purchaser’s ability to finance or pay the Purchase Price, and that Purchaser’s failure to consummate the Transaction contemplated by this Agreement due to its inability to pay the Purchase Price in accordance with Article III to Seller shall constitute a material breach by Purchaser of this Agreement.

6.7 Solvency.

(a) Immediately after giving effect to the consummation of the Transaction contemplated by this Agreement:

(i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser shall be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Purchaser shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due; and

(iii) Purchaser shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b) In completing the Transaction contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or Seller.

6.8 Guaranty.

Concurrently with the execution of this Agreement, Purchaser has delivered to Seller a duly executed guaranty by The Chester Telephone Company, Inc. (the “Guarantor”) of Purchaser’s performance of its obligations under this Agreement and the other Transaction Documents in the form of Exhibit E hereto (the “Guaranty”). The Guaranty is valid, binding and in full force and effect, and no event has occurred that would reasonably be expected to result in a breach of, or a default under, the Guaranty on the part of the Guarantor.

6.9 Condition of the Business.

Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto) and in the other Transaction Documents, and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto) and in the other Transaction Documents. Purchaser further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the Transaction contemplated by this Agreement not expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE VII

COVENANTS

7.1 Access to Information.

(a) Seller agrees that, prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the System and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be at Purchaser’s sole cost and expense, and conducted during regular business hours upon reasonable advance notice and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which consent may not be unreasonable conditioned, withheld or delayed, (i) Purchaser shall not contact any suppliers to, or customers of, Seller and (ii) Purchaser shall not communicate with any System employee except for such management personnel designated by Seller as a contact for Purchaser.

(b) For a period of five years after the Closing, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings; provided however, that this

Section 7.1(b) shall not apply in connection with any matter or dispute between the parties hereto or their Affiliates, including any claim for indemnification pursuant to Article X hereof. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which they are entitled access pursuant to this Section 7.1(b).

(c) On or before 60 days after the Effective Date, Purchaser shall have the option to obtain, at Purchaser’s sole cost and expense, Phase I environmental assessment reports regarding the Seller Property (the “Phase I Reports”), which report shall be prepared by an independent, qualified environmental firm acceptable to Seller, which acceptance shall not be unreasonably withheld, conditioned or delayed. If requested by Seller, Purchaser shall provide copies of the Phase I Reports to Seller promptly after they are completed. If, in Purchaser’s reasonable judgment and in the written opinion of an independent, qualified, nationally-recognized environmental consulting firm (which may be the same firm that prepared the Phase I Reports), with Seller’s prior agreement (which shall not be unreasonably withheld, conditioned or delayed), Phase II environmental assessments (“Phase II Assessments”) are necessary in light of the contents of the Phase I Reports, Purchaser may access the Owned Property to obtain such Phase II Assessments at Purchaser’s sole cost and expense. Such Phase II Assessments may include, without limitation, sampling and analysis of soil, groundwater, surface water, indoor and outdoor air, building materials and equipment, provided Purchaser shall cause such consultant to repair any damage caused by such sampling. If requested by Seller, Purchaser shall provide results of the Phase II Assessments to Seller promptly after they are completed, including, if prepared, any written Phase II Assessment reports. Purchaser shall not disclose the Phase I Reports, the results of the Phase II Assessments or any information or matter related thereto to any Governmental Body or any other Person, except with the prior written consent of Seller, which shall not be unreasonably withheld, or as may be required by applicable Law.

(d) Between the Effective Date and Closing Date, Seller shall notify Purchaser as soon as practicable of any occurrence known to Seller that would change the accuracy or completeness of the warranties and representations in Section 5.19.

(e) Seller shall deliver to Purchaser within 30 days after the end of each month between the Effective Date and Closing the system reports for such month prepared in a manner and containing information consistent with Seller’s current practices and industry standards. To the extent the system reports do not otherwise provide, Seller shall additionally deliver to Purchaser within five days after the end of each such month information related to the number and types of subscribers receiving services through the System for each such period.

7.2 Conduct of the Business Pending the Closing.

(a) Between the Effective Date and the Closing, except (i) as required by applicable Law or Contract in effect as of the Effective Date, (ii) as otherwise expressly provided for in this Agreement or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall maintain the System in good working order and conduct the operations of the System and the Business only in the Ordinary Course of Business. Purchaser acknowledges that historical or planned levels of capital spending based on capital plans developed on the assumption of Seller’s continued ownership of the System are not indicative of levels of capital spending Seller may incur after the Effective Date, due, in part, to there being an insufficient rate of return on investment to justify, in Seller’s sole business judgment, certain expenditures.

(b) Between the Effective Date and the Closing, except (i) as required by applicable Law or System Contract in effect as of the Effective Date, (ii) as otherwise expressly provided for in this Agreement, or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not:

(A) other than in the Ordinary Course of Business, (1) increase the annual level of compensation of any Employee, (2) grant any bonus, benefit or other direct or indirect compensation to any Employee, (3) adopt, amend or increase the coverage or benefits available under, any Employee Benefit Plan or (4) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any Employee;

(B) create, or permit to exist any lien on any of the Purchased Assets except for Permitted Exceptions;

(C) sell, assign, license, transfer, convey, lease or otherwise dispose of any Purchased Asset except inventory in the Ordinary Course of Business, or for the purpose of disposing of obsolete assets no longer used or useful in the Business or in conjunction with the acquisition of replacement property of equivalent kind and value;

(D) enter into any Contract or cause any amendment to any Contract existing as of the Effective Date that is either not terminable on 30 days prior written notice without penalty to Purchaser or which involves the payment of more than $10,000 and requires Purchaser to assume obligations under such Contract;

(E) amend or modify in any material respect, or terminate or suspend, any Franchise or Permit or enter into any new Franchise or Permit;

(F) other than annual rate increases or as related to marketing activities, (A) change customer rates or charges; or (B) change billing, disconnect or marketing practices, except in the Ordinary Course of Business; or

(G) agree to do anything prohibited by this Section 7.2.

(c) Seller shall use commercially reasonable efforts to obtain and Purchaser shall (and each shall cause its respective Affiliates to) reasonably cooperate with Seller’s efforts to obtain agreements for the 3 year period commencing January 1, 2012 for the carriage of broadcast television stations that have elected retransmission consent pursuant to 47 C.F.R. §76.64. (“Retransmission Consent Agreements”) and Seller shall keep Purchaser reasonably informed of its efforts to obtain such consents including the proposed terms and conditions of such consents. Purchaser agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller’s sole discretion), seek amendments or modifications that would materially adversely affect Seller or Seller’s operation of the System prior to Closing. Seller’s obligations hereunder with respect to obtaining the Retransmission Consent Agreements shall be fully satisfied if Seller has executed a new contract with the respective broadcast station in writing on terms substantially similar to the current terms thereof and for consideration that is substantially the same as the consideration being paid by cable television companies for carriage of substantially similar broadcast stations in substantially similar cable television systems.

(d) Seller shall use commercially reasonable efforts to:

(i) cause the System to be in compliance with all applicable FCC and other rate regulations;

(ii) cause the headend located at 2475 Black Snake Road in Canon, Franklin County, Georgia to be in compliance with all applicable FCC and other rules and regulations regarding emergency alert systems;

(iii) cause the tower located at 2475 Black Snake Road in Canon, Franklin County, Georgia to be dismantled and removed; and

(iv) enter into a written arrangement with BellSouth Telecommunications, Inc. for the approximately 96 pole attachments in the Royston area referenced at Schedule 5.3(b)(v).

7.3 Consents.

(a) Purchaser shall use commercially reasonable efforts to obtain, and Seller shall (and shall cause its Affiliates to) cooperate with Purchaser’s efforts to obtain, a new franchise and any other required Governmental Authorizations in its own name sufficient to cover Purchaser’s operations of the System from and after Closing.

(b) Seller shall use commercially reasonable efforts, and Purchaser shall (and shall cause its Affiliates to) cooperate with Seller, to obtain the Consents at Seller’s sole cost and expense, not to exceed a commercially reasonable amount. Purchaser agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller’s sole discretion), seek amendments or modifications to Permits, Franchises or Contracts that would adversely affect Seller or Seller’s operation of the System prior to Closing. Notwithstanding anything to the contrary contained in this Section 7.3(b), Seller’s obligations hereunder with respect to pursuing the Consents shall be fully satisfied with respect to (a) the transfer of pole attachment or conduit contracts, if Purchaser has executed a new contract with the respective pole company or if such pole company has indicated in writing that it is willing to execute a new contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof; and (b) the transfer of railroad crossing permits or contracts, if Purchaser has executed a new permit or contract with the respective railroad company or if such railroad company has indicated in writing that it is willing to execute a new permit or contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof.

7.4 Governmental Authorizations.

Each of Purchaser and Seller shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transaction contemplated by this Agreement. Each such party shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or the Transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Seller and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

7.5 Confidentiality Agreement.

Each party shall keep secret and hold in confidence for a period of three years following the Effective Date, any and all information relating to the other party that is proprietary to such other party, other than the following: (a) information that has become generally available to the public other than as a result of a disclosure by such party; (b) information that becomes available to such party or an agent of such party on a non-confidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded; and (d) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents, and such Governmental Authorizations, including a franchise, as may be necessary for Purchaser to operate the System following the Closing. In connection with disclosure of confidential information under (c) and (d) above, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material. Upon Closing, Purchaser may disclose information pertaining to the Purchased Assets, the Systems or the Business, and such disclosure right shall in no way be limited or governed by any other portion of this Section 7.5. Purchaser hereby acknowledges Seller has public disclosure and filing obligations including but not limited to the solicitation of the approval of a majority in interest of Seller’s limited partners to the consummation of the Transaction contemplated hereby and authorizes Seller to disclose such information regarding Purchaser as may be considered reasonably necessary by Seller and its counsel; provided, however, that prior to any such disclosure Seller shall provide Purchaser with a copy of information regarding Purchaser that is to be included in such disclosure document.

7.6 Preservation of Records.

After the Closing Date, where there is a legitimate business purpose, each party shall provide the other party with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at its sole cost; provided, however, that (a) the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party and (b) no such access shall be provided in connection with any matter or dispute between the parties hereto or their Affiliates, including any claim for indemnification under Article X hereof except pursuant to a valid discovery request.

7.7 Publicity.

Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed; provided that (a) either party may, without the other party’s prior written consent, disclose information to its financing sources and professional advisors, including accountants, attorneys, investors, financial advisors, bankers and other experts, (b) Seller may, without Purchaser’s prior written consent, make public statements with respect to this Agreement and the Transaction contemplated hereby to its general and limited partners in connection with seeking limited partner approval of the Transaction contemplated hereby, (c) either party may make public statements or disclosures as may be required by applicable laws, including SEC requirements, and (d) Seller may make such filings with the Securities and Exchange Commission as Seller and its counsel deem reasonably necessary to solicit approval of the Transaction contemplated by this Agreement from Seller’s limited partners; provided that prior to any such disclosure, Seller shall provide to Purchaser a copy of information regarding Purchaser that is to be included in such disclosure document.

7.8 Use of Name.

Purchaser agrees that it shall have no right to use of the name “Northland” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Northland Marks”), and will not at any time hold itself out as having any affiliation with NCC or any of its Affiliates. Notwithstanding the immediately preceding sentence, (i) as promptly as practicable but in no event later than 120 days following the Closing Date (such period, the “Usage Period”), Purchaser shall remove, strike over or otherwise obliterate all Northland Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials; provided, however, that Purchaser shall have no obligation to take any such actions with respect to (a) cable boxes or other similar items in the possession of customers, or as are used in similar fashion making such removal or discontinuation impracticable; or (b) any cable or fibers which have been previously installed; and (ii) Purchaser shall be permitted to use the Northland Marks during the Usage Period, provided that, such use complies with the Northland Guidelines attached hereto as Exhibit B.

7.9 Transition Services.

(a) Seller will, and will cause its Affiliates to, provide to Purchaser, in connection with the System, transition services for a period of up to 120 days following Closing to allow for the conversion of existing call center, billing system, and all Internet support services, including support regarding and services relating to Seller’s billing system, and use of Seller’s Internet addresses, software, Internet back bone connection, e-mail servers and related fixed assets (“Transition Services”). Such Transition Services will be provided pursuant to the terms of a transition services agreement substantially in the form of Exhibit H (the “Transition Services Agreement”), pursuant to which Seller or its Affiliates will provide the Transition Services and any other services agreed to by both parties.

(b) Purchaser and Seller will use commercially reasonable efforts to provide for a smooth transition upon the Closing, so that the operation of the System, the service to the customers and other similar matters will not be adversely affected. Promptly after the Effective Date each party will designate in writing points-of-contact for the parties to facilitate communications regarding the Transition Services and to resolve expeditiously issues which may arise in connection with the transition. Each party will have the right at any time and from time to time to replace its points-of-contact. Purchaser and Seller will use commercially reasonable efforts to develop systems, plans and procedures to provide for uninterrupted service to the customers throughout the transition. Purchaser and Seller agree to cooperate to facilitate the provision of programming, customer care, billing and the collecting and processing of payments and other services related to the operation of the Business. Notwithstanding the foregoing, neither party will be an agent of the other, and neither party shall have responsibility or authority to act for or on behalf of the other party in any matter or capacity and neither Seller nor any of its Affiliates shall be required to incur any costs or assume any liability related to the Transition Services, except as provided in the Transition Services Agreement, including in connection with the third party charges for billing conversion under the Transition Services Agreement, Purchaser shall pay the first $20,000 of fees from Great Lakes Data Systems, Inc., (“GLDS”) to convert GLDS billing data for this System and the Clayton system (as described in Section 9.1(j)) into a format usable by Purchaser in its billing system and Purchaser, on the one hand, and Seller and its Affiliate, Northland Cable Properties, Inc., collectively, on the other hand, shall each pay 50% of such fees above $20,000; provided, however, in no event will Seller and its Affiliates, collectively, be obligated to pay more than $7,500 of such GLDS fees. Persons retained by one party as employees or agents will not by reason thereof be deemed to be employees or agents of the other party. Seller will have no responsibility or authority under this Agreement, directly or indirectly, with respect to the operation or management of Purchaser’s business or operations.

7.10 No Negotiations.

Unless and until this Agreement is terminated, Seller will not enter into any negotiations with any Person (other than Purchaser and its employees and agents) in connection with any proposed acquisition of the System.

7.11 Disclosure Schedules; Supplementation and Amendment of Schedules.

Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. From time to time prior to the Closing, Seller shall supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 9.1(a) or in any way limit or affect any of Purchaser’s rights hereunder for or with respect to any misrepresentation or breach of warranty by Seller or Seller’s failure to fulfill any covenant, agreement or condition contained in this Agreement.

7.12 Funding of Purchase Price.

From time to time prior to Closing at Seller’s reasonable request, Purchaser shall provide to Seller documentation reasonably satisfactory to Seller, including but not limited to financial statements of Purchaser and Guarantor evidencing that Purchaser has sufficient financial capability to pay the Purchase Price at Closing.

7.13 Bonds, Letters of Credit, Etc.

Purchaser shall use commercially reasonable efforts to execute and deliver all reasonably necessary documents, to insure that on or before Closing, Purchaser has delivered such bonds, letters of credit, indemnity agreements and similar instruments currently maintained and in effect as set forth in Schedule 5.17 in such amounts and in favor of such entities as may be reasonably required by such entity.

7.14 Endorsement of Checks, Etc.

Seller hereby authorizes Purchaser following the Closing to endorse for deposit only its name on and collect for Purchaser’s account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to Purchaser are received by Seller, Seller will promptly turn the same over to Purchaser.

7.15 Non-Competition.

During the period beginning on the Closing Date and ending on the second anniversary thereof (the “Non-Competition Period”), neither Seller, NCC, nor any Affiliate of NCC (each, a “Restricted Party”) shall, within the service area served by the System’s communication facilities existing as of the Closing Date (the “Restricted Area”), directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with the System, nor shall any Restricted Party assist any person or entity that shall be engaged in any such business activities within the Restricted Area, including making available any information or funding to any such person or entity. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or geographic area, such Governmental Body is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 7.15 has been negotiated by the parties hereto and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the System.

7.16 Non-Solicitation.

During the three year period following the Effective Date, (i) Purchaser shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of NCC or any Affiliate of NCC (other than Seller) as of the Effective Date, and (ii) neither Seller nor NCC shall directly or indirectly, through any Subsidiary, officer, director, agent of Seller or NCC or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Purchaser or any Affiliate of Purchaser as of the Effective Date. The foregoing restrictions shall not apply to individuals that (a) are not employed by a party at the time of the solicitation, employment or retention, (b) respond to general public advertisements of a job opening or (c) are recruited through an employment agency not targeted at such Person’s employees.

7.17 Title Insurance Policies.

Purchaser shall have the right, in its sole discretion, to obtain commitments to issue title insurance in respect of the Owned Property. Seller shall use commercially reasonable efforts to cooperate and assist Purchaser in obtaining such title insurance commitments, including delivering or causing to deliver all documents in Seller’s possession or control that are required by Purchaser’s title insurance company which are reasonably necessary in order for said title company to issue an ALTA form owner’s title insurance policy to Purchaser; provided that Seller shall not be required to incur any cost, expense or liability in connection therewith. Following the Effective Date, Purchaser may order any such title commitments and surveys as it may desire with respect to the Owned Property. Purchaser may notify Seller in writing within 60 days after the Effective Date that any commitment or survey ordered in accordance with the terms of this Section 7.17 discloses a condition that constitutes a breach, or any facts which could be reasonably expected to result in a breach, of the representations of Seller contained in Section 5.9 of this Agreement, or any condition that could prohibit Seller from transferring title or interest to such Owned Property free and clear of all Liens (other than Permitted Exceptions) (a “Title Defect”). Upon receipt of timely written notice of a Title Defect, Seller will promptly commence further investigation and use commercially reasonable efforts at its expense to (i) cure the Title Defect prior to the Closing Date, or (ii) cause the title company to commit to insure over each such Title Defect prior to the Closing Date. If any such Title Defect cannot be removed prior to the Closing Date, or the title company will not commit to insure over such Title Defect prior to the Closing Date, then at Purchaser’s election, Purchaser and Seller shall enter into a written agreement at or prior to the Closing Date containing the commitment of Seller to use commercially reasonable efforts to remedy the uncured Title Defect(s) following the Closing Date on terms satisfactory to Purchaser in its reasonable discretion; provided, however, that no such commitment will impair or otherwise abrogate Purchaser’s rights hereunder. For the avoidance of doubt, nothing in this Section 7.17 shall alter Seller’s obligation to deliver the Owned Property to Purchaser free and clear of all Liens other than Permitted Exceptions.

7.18 Diligence as to Certain Closing Requirements.

(a) Promptly after the Effective Date, Seller shall retain a financial advisor to prepare a fairness opinion and use Seller’s commercially reasonable efforts to obtain such opinion as expeditiously as practicable but in any event on or before 65 days after the Effective Date.

(b) Promptly after receipt of the Fairness Opinion (as defined below in sub-section (d)) and after completing SEC review of the Proxy Statement, NCC shall give notice of, convene and hold a meeting of Seller’s limited partners (the “Limited Partners’ Meeting”) for the purpose of approving this Agreement and the sale of the System, Business and Purchased Assets to Purchaser pursuant to the terms of Seller’s limited partnership agreement and applicable limited partnership law. Subject to receipt of the Fairness Opinion, Seller shall solicit from Seller’s limited partners proxies in favor of the approval of this Agreement and the sale of the System, Business and Purchased Assets.

(c) In connection with the Limited Partners’ Meeting, Seller shall promptly prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to Seller’s limited partners in connection with the solicitation of proxies for use at the Limited Partners’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). Subject to all applicable Laws, Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to Seller’s limited partners as promptly as practicable following the filing thereof with the SEC. Seller shall provide Purchaser and its counsel reasonable opportunity to review and comment on any information regarding Purchaser used by Seller in the Proxy Statement regarding Purchaser that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a 1 through 14a-17 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Seller’s limited partners. Seller shall advise Purchaser, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement regarding Purchaser information, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection with Purchaser information. If at any time prior to the Limited Partners’ Meeting, any information relating to Purchaser, or any of its respective directors, officers or Affiliates, should be discovered by Seller or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to Seller’s limited partners. Seller shall cause the Proxy Statement to comply as to form and substance in all material respects with applicable Law.

(d) Subject to obtaining a fairness opinion reasonably acceptable to Seller concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners (the “Fairness Opinion”), Seller shall include in the Proxy Statement the recommendation, unanimously approved by the Board of Directors of NCC, that the limited partners approve this Agreement and the sale of the System, Business and Purchased Assets to Purchaser.

7.19 Railroad Crossing Agreements.

Seller shall use commercially reasonable efforts to negotiate, execute and deliver written agreements for the railroad crossings referred to in Section 9.1(h) and shall keep Purchaser informed as to Seller’s progress in obtaining such agreements and allow Purchaser to review any such agreement prior to Seller’s execution and delivery thereof to ensure that all such agreements will satisfy the standard set forth in Section 9.1(h).

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

No later than 20 Business Days prior to the Closing Date Purchaser shall provide Seller a list containing all Employees which Purchaser, in its sole discretion, desires to employ (“Designated Employees”). Any Designated Employee who actually commences employment with Purchaser (each, a “Transferred Employee”) shall be deemed an employee of Purchaser as of the date the Transferred Employee commences employment with Purchaser. Purchaser shall not have any Liability with respect to any Employee who does not become a Transferred Employee, other than Liabilities resulting from actions against Purchaser by Employees for violations of Law or alleged violations of Law. With respect to any Transferred Employee, Purchaser shall not have any responsibility for any Liability that arose or was accrued in connection with their employment with Seller or their participation in the Employee Benefit Plans. Notwithstanding anything herein to the contrary, nothing in this Agreement or any of the other documents relating to this Transaction, express or implied, shall confer upon any Employee or Former Employee any rights, benefits or remedies (including, but not limited to, any right to employment or continued employment for any specified period) of any nature whatsoever.

8.2 Employee Benefits.

(a) Subject to Section 2.3(a) Seller shall pay to all Transferred Employees all vacation pay that may have been accrued by such Transferred Employee, as of the Closing Date in accordance with applicable law regarding payment of wages payable to employees that may be due upon termination of employment.

(b) For purposes of eligibility, vesting and levels of benefits (other than benefit accruals under any defined benefit pension plans) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. To the extent permitted by the Purchaser Plans, the Transferred Employees shall not be denied coverage on the basis of pre-existing conditions, and shall be credited for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

(c) Nothing contained in this Section 8.2 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties contained in Article V containing any of the terms “material,” “materially,” or “material adverse effect” or “Material Adverse Effect” shall be true and correct in all respects when made on the Effective Date and on and as of the Closing Date, and each of the representations and warranties contained in Article V not containing such terms shall be true and correct in all material respects when made on the Effective Date and on and as of the Closing Date (except in each case for representations and warranties which contemplate a different date which need only be true and correct as set forth herein as of such date);

(b) Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date.

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the Transaction contemplated hereby;

(d) no event creating a Material Adverse Effect shall have occurred since the Effective Date of this Agreement;

(e) each consent, approval, franchise and permit listed on Schedule 9.1(e) (the “Material Consents”) shall have been duly obtained and delivered to or waived by Purchaser except for any FCC consent to any business radio license that Purchaser reasonably expects can be obtained within 120 days after the Closing Date and so long as a temporary authorization is available to Purchaser under FCC rules with respect thereto;

(f) Neither the consummation nor the performance of any transaction contemplated by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Purchaser or any Affiliate of Purchaser to suffer any material adverse effect under, any applicable Law or Order enacted after the Effective Date; and,

(g) Seller shall have delivered or caused to be delivered each of the following documents, agreements, instruments and other deliverables:

(i) a duly executed Bill of Sale, in the form attached hereto as Exhibit C;

(ii) duly executed general warranty deeds for the Owned Properties in the form attached hereto as Exhibit F;

(iii) a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D;

(iv) a duly executed assignment and assumption of lease agreement for each of the Real Property Leases in forms reasonably acceptable to Purchaser;

(v) a duly endorsed assignment of a motor vehicle, or other comparable title for each titled property that is a part of the Purchased Assets;

(vi) a duly executed Non-foreign Affidavit as required by the Foreign Investors in Real Property Tax Act;

(vii) a duly executed Indemnity Escrow Agreement in the form of Exhibit A hereto;

(viii) a closing and disbursement schedule executed by Seller (which shall be prepared jointly by Seller and Purchaser) reflecting all payments, cost allocations, prorations, and disbursements made at Closing, which schedule shall describe with specificity all items prorated between Seller and Purchaser at Closing;

(ix) a certificate, dated as of the Closing Date, executed by the President of the managing general partner of Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 9.1(a) and 9.1(b) are satisfied;

(x) a certificate of existence of Seller issued by the Office of the Secretary of State of the State of Washington; and

(xi) one or more certificates, dated as of the Closing Date, executed by the Secretary of the managing general partner of Seller, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller’s managing general partner, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Seller and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated by this Agreement; (b) certifying that the resolutions, as attached to such certificate, were duly adopted by the partners of Seller, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Seller and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; (c) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of the managing general partner of Seller and a certificate by another officer of the managing general partner as to the incumbency and signature of the person signing this document on behalf of the managing general partner; (d) the Certificate of Formation of Seller (a copy of which shall be attached to the Certificate), certified by the Secretary of State of its state of formation; and (e) the Partnership Agreement of Seller (a copy of which shall be attached to the Certificate);

(xii) opinions of Seller’s counsel dated as of the Closing Date, substantially in the forms attached hereto as Exhibit G-1 and Exhibit G-2; and

(xiii) a duly executed Transition Services Agreement.

(h) Seller shall have done each of the following:

(i) entered into written railroad crossing agreements evidencing Seller’s and its assignee’s right to access the related railroad crossings reasonably satisfactory to Purchaser in form and substance and providing for their assignment to Purchaser at Closing with respect to each of the 15 wireline crossing easements listed in Schedule 5.9;

(ii) procured the approval of a majority in interest of the limited partners of Seller in accordance with Section 9.2(d)

(iii) caused the System to be in compliance with all applicable FCC and other rate regulations;

(iv) caused the headend located at 2475 Black Snake Road in Canon, Franklin County, Georgia to be in compliance with all applicable FCC and other rules and regulations regarding emergency alert systems;

(v) caused the tower located at 2475 Black Snake Road in Canon, Franklin County, Georgia to be dismantled and removed; and

(vi) entered into a written arrangement with BellSouth Telecommunications, Inc. for the approximately 96 pole attachments in the Royston area referenced at Schedule 5.3(b)(v); and

(i) Purchaser shall have obtained a State Cable Franchise to operate the System.

(j) Simultaneously with its submission of a bid and draft of documents with respect to the Purchased Assets contemplated herein, Purchaser submitted a bid and draft documents to Northland Cable Properties, Inc. to purchase certain assets in Clayton, Georgia (the “Clayton Bid”). Although set forth explicitly in the Clayton Bid, for avoidance of all doubt, Purchaser’s desire and agreement to purchase property pursuant to the Clayton Bid is expressly conditioned upon the Closing of the Transactions contemplated in this Agreement and the other Transaction Documents.

9.2 Conditions Precedent to Obligations of Seller.

The obligations of Seller to consummate the Transaction contemplated by this Agreement are subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties contained in Article VI containing any of the terms “material,” “materially,” or “material adverse effect” or “Material Adverse Effect” shall be true and correct in all respects when made on the Effective Date and on and as of the Closing Date, and each of the representations and warranties contained in Article VI not containing such terms shall be true and correct in all material respects when made on the Effective Date and on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct as set forth herein as of such date);

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the Transaction contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the Transaction contemplated hereby;

(d) a majority in interest of the limited partners of Seller shall have consented to the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms of Seller’s partnership agreement and applicable securities laws;

(e) Seller shall have received the Fairness Opinion;

(f) Purchaser shall have delivered, or caused to be delivered, to Seller the following documents, agreements, instruments and other deliverables:

(i) the Purchase Price in accordance with Article III;

(ii) a duly executed Indemnity Escrow Agreement in the form attached hereto as Exhibit A;

(iii) a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D;

(iv) a certificate of existence of Purchaser issued by the office of the Secretary of State of the State of Georgia;

(v) a certificate signed by an authorized officer of Purchaser, dated the Closing Date, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 9.2(a) and (b) are satisfied;

(vi) one or more certificates, dated as of the Closing Date, executed by the Secretary of Guarantor, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Guarantor, as the sole member of Purchaser, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Purchaser and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and are all the resolutions adopted by the sole member of Purchaser in connection with the Transaction contemplated by this Agreement; (b) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Guarantor, authorizing and approving the execution of the Guaranty on behalf of Guarantor and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; (c) certifying as to the incumbency of the persons signing this Agreement and any other documents on behalf of Purchaser and Guarantor and a certificate by another officer of Guarantor as to the incumbency and signature of the Secretary signing the Secretary’s Certificate; (d) the Articles of Incorporation of Guarantor (a copy of which shall be attached to the Certificate), certified by the Secretary of State of South Carolina; (e) the Bylaws of Guarantor certified by the Secretary of Guarantor; (f) the Certificate of Organization of Purchaser (a copy of which shall be attached to the Certificate) certified by the Secretary of State of Georgia; and (g) the Operating Agreement of Purchaser certified by the Secretary of Guarantor; and

(vii) a duly executed Transition Services Agreement.

9.3 Frustration of Closing Conditions.

Neither Seller nor Purchaser may refuse to close on the grounds that a condition to such party’s obligation to Close under Section 9.1 (as to Purchaser’s obligation) or Section 9.2 (as to Seller’s obligation), respectively, has not been satisfied if the failure to satisfy such condition was caused by such party’s material breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants.

(a) Any party must give prompt notice to the other party of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefore in reasonable detail. Any claims for breach of any representation, warranty, covenant or agreement contained herein may be made only to the extent permitted by this Article X and, as to representations and warranties, shall be limited to those representations and warranties made under Article V as to Seller and under Article VI as to Purchaser. Claims for breach of a representation or warranty may be asserted prior to the expiration of the applicable statute of limitations with respect to a claim for indemnification relating to any Specified Representations (as defined below) and shall be asserted prior to the eighteenth (18) month anniversary of the Closing Date with respect to a claim for indemnification relating to any other representations and warranties (the “Representation and Warranty Survival Period”). As used herein, the term “Specified Representations” means the representations contained in Section 5.2 (Authority), Section 5.6 (Title), Section 5.8 (Taxes), Section 5.11 (Employee Benefits), and Section 5.19 (Environmental Matters). Any claim for breach of any representation or warranty herein, other than claims of fraud, willful misconduct or intentional misrepresentation, not made by Purchaser within the Representation and Warranty Survival Period will be irrevocably and unconditionally released and waived. Any claim for breach of any representation or warranty herein, other than claims of fraud, willful misconduct or intentional misrepresentation, not made by Seller within a period of eighteen (18) months after the Closing date, will be irrevocably and unconditionally released and waived.

(b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless such non-compliance is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto after Closing. No claim for a breach of a covenant or other agreement set forth in this Agreement that by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto more than one year after such performance is completed or was due but not performed (in each case a “Post-Closing Covenant Survival Period”).

10.2 Indemnification by Seller.

(a) Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Party the amount of, any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i) to the extent resulting from, in connection with or by virtue of the failure of any of the representations or warranties made by Seller in this Agreement or the other Transaction Documents to be true and correct as set forth in Section 9.1(a) hereto;

(ii) to the extent resulting from, in connection with or by virtue of the breach of any covenant or agreement on the part of Seller contained in this Agreement or the other Transaction Documents;

(iii) to the extent arising or resulting from, in connection with or by virtue of any Excluded Asset or any Excluded Liability; and

(iv) to the extent arising or resulting from, in connection with or by virtue of Seller’s operation of the Business prior to the Closing Date.

(b) Purchaser shall take and shall cause its Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3 Indemnification by Purchaser.

(a) Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) to the extent resulting from, in connection with or by virtue of the failure of any of the representations or warranties made by Purchaser in this Agreement or the other Transaction Documents to be true and correct as set forth in Section 9.2(a) hereto;

(ii) to the extent resulting from, in connection with or by virtue of the breach of any covenant or agreement on the part of Purchaser contained in this Agreement or the other Transaction Documents;

(iii) to the extent arising or resulting from, in connection with or by virtue of any Assumed Liability; and

(iv) to the extent arising or resulting from, in connection with or by virtue of Purchaser’s operation of the Business after the Closing Date.

(b) Seller shall take and shall cause its Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 or 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause prompt written notice of the assertion of any Indemnification Claim of which it has knowledge and that is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party defends against, negotiates, settles or otherwise deals with such Indemnification Claim, the attorneys’ fees and other Losses incurred by such indemnifying party in connection with such defense, negotiation, settlement or other dealings shall, to the extent the Cap (as defined in Section 10.5) is applicable to such Indemnification Claim, reduce by the amount thereof the amount recoverable under the Cap by the indemnified parties. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5 Certain Limitations on Indemnification.

(a) Except as set forth in Section 10.5(b) and (c), notwithstanding the provisions of this Article X, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2 or 10.3, (i) for any individual item, or group of items arising out of or related to the same event or circumstances or series of related events or circumstances, where the Loss relating thereto is less than Ten Thousand and no/100 Dollars ($10,000.00), at which point the indemnifying party shall become liable for the entire amount of the Loss, and not just the amount in excess of Ten Thousand and no/100 Dollars ($10,000.00) (the “Sub-Basket”) and (ii) unless the aggregate amount of all Losses (following the application of clause (i)) exceeds Twenty-Two Thousand Five Hundred Dollars ($22,500.00) (the “Basket”), and then only to the extent of such amounts in excess of the Basket.

(b) Subject to Section 10.5(c), in no event shall the aggregate indemnification to be paid by Seller under Section 10.2(a) or Purchaser under Section 10.3(a) exceed Eight Hundred and Ninety Thousand and no/100 Dollars ($890,000) (the “Cap”).

(c) Notwithstanding anything in this Article X, the Cap, Basket and Sub-Basket limitations set forth in Sections 10.5(a) and 10.5(b) shall not apply to claims for indemnification in respect of Losses related to or arising out of the (i) Specified Representations, (ii) Post Closing Covenants, including Seller’s covenant under Section 7.9(b), (iii) third party claims, (iv) Seller’s or Purchaser’s claims for the other’s failure or refusal to close in violation of this Agreement or, (v) any claims for indemnification in respect of Losses related to or arising out of fraud, willful misconduct or intentional misrepresentation.

10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses, other than Tax, incurred in connection with such recovery). Each of Purchaser and Seller shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(b) No party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (other than consequential, incidental, indirect, special or punitive damages (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) owing to a third party) to the extent such loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity is determined to be consequential, incidental, indirect, special or punitive damages; provided, however, that such limitations with respect to lost profits or diminution of value shall not limit Purchaser’s or Seller’s right to recover contract damages in connection with Purchaser’s or Seller’s failure or refusal to close in violation of this Agreement.

(c) The amount of any Loss for which indemnification is provided under this Article X shall not be reduced to take into account any tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss.

10.7 Tax Treatment of Indemnity Payments.

Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

10.8 Exclusive Remedy.

Except with respect to (i) claims based on fraud, willful misconduct or intentional misrepresentation, (ii) claims for injunctive or other equitable relief in connection with Sections 7.15 (non-compete) and 7.16 (non-solicitation), or (iii) claims arising related to the Specified Representations, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the other Transaction Documents, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

ARTICLE XI

MISCELLANEOUS

11.1 Tax Matters.

(a) Tax Cooperation. Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business.

(b) Payment of Sales, Use or Similar Taxes. Purchaser and Seller shall each be responsible for (and shall indemnify and hold harmless each other and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) 50% of any sales taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including UCC-3 filing fees, FAA, FCC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its Affiliates).

(c) Proration. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of 12:01 a.m. on the Closing Date on a daily basis and, for all purposes of this Agreement, such Taxes shall be allocated between the pre-closing tax period and post-closing tax period accordingly. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the day prior to the Closing Date. Purchaser shall be responsible for all such taxes and fees with respect to the Purchased Assets accruing under such daily proration methodology during any period beginning on or after the Closing Date. With respect to taxes described in this Section 11.1(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for taxes, which are subject to proration under this Section 11.1(c) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.2 Expenses.

Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser and Seller shall each be responsible for 50% of any filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

11.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Each party to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts located in Atlanta, Georgia, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the transactions contemplated hereby, (b) to the extent not prohibited by applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the Transaction contemplated hereby other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto), the Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to contracts made and to be performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

11.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier or (iv) three days after mailing by certified mail, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Northland Cable Properties Seven Limited Partnership

c/o Northland Communications Corporation

101 Stewart Street, Suite 700

Seattle, Washington, 98101

Facsimile: (206) 748-5061

Attention: Gary S. Jones, President

With a copy to

Same Address

Attention: Paul Milan, General Counsel

If to Purchaser, to:

TruVista Communications of Georgia, LLC

MAILING:

Post Office Box 160

Chester, SC 29706

PHYSICAL:

112 York Street

Chester, SC 29706

Facsimile No.: (803) 581-2223

Attention: J. Brian Singleton, President/CEO

With a copy to:

McNair Law Firm, P.A.

MAILING:

Post Office Box 11390

Columbia, South Carolina 29211

PHYSICAL:

1221 Main Street, Suite 1800

Columbia, South Carolina 29201

Facsimile No.: (803) 933-1464

Attention: Joseph D. Walker, Esq.

11.7 Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Article X and below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations. Upon any such permitted assignment by Purchaser, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Except as to Guarantor under the Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.10 Specific Performance.

In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than Purchaser and Seller and their respective successors and permitted assigns and as provided in Article X.

11.13 Attorneys’ Fees.

If either Seller or Purchaser initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in such proceeding.

11.14 Covenant Not To Sue and Nonrecourse to Partners.

(a) Purchaser agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein and any other Transaction Document and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller’s obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller. As used herein, the term “nonrecourse” means that the obligations and liabilities are limited in recourse to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor partnership or trust, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transactions contemplated therein.

(b) Purchaser hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under any Transaction Document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or in connection with the transactions contemplated herein or therein).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
By: Northland Communications Corporation
Its: Managing General Partner

By:	/S/ Gary S. Jones
Name:	Gary S. Jones
Title:	President

TRUVISTA COMMUNICATIONS OF GEORGIA, LLC
By: The Chester Telephone Company, Inc.
Its: Member

By:	/S/ J. Brian Singleton
Name:	J. Brian Singleton
Title:	President

ASSET PURCHASE AGREEMENT